EXHIBIT 99.1

Press Release
For Further Information Contact:

INVESTORS:	MEDIA:
Frank Vitrano	Karen Rugen
(717) 972-3948	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID ANNOUNCES PLANS FOR REVERSE STOCK SPLIT

Company’s Action Intended to Regain Compliance with NYSE Share Price Rule, Benefit Shareholders

CAMP HILL, PA – October 17, 2008 – Rite Aid Corporation (NYSE: RAD) announced today that its Board of Directors has approved a reverse stock split of the company’s common stock.  The Board’s decision is intended to ensure that Rite Aid is in full compliance with the New York Stock Exchange (NYSE) listing rules.  The reverse stock split is subject to stockholder approval.

The company said it was notified by the NYSE on October 16, 2008 that the average closing share price of its common stock had fallen below $1.00 per share over 30 consecutive trading days so that the company was no longer in compliance with the NYSE’s share price listing standard.  Subject to the NYSE rules, Rite Aid has six months from the date of the notice to regain compliance with the minimum share price rule.  During that time, Rite Aid’s common stock continues to be listed on the NYSE and trade as usual. Rite Aid is in compliance with all other NYSE listing rules.

The company said it believes a reverse stock split would also benefit stockholders because a higher price will make Rite Aid common stock more attractive to a broader range of institutional and other investors.

Once stockholders approve the split, Rite Aid’s Board will select a reverse stock split ratio of either 1-for-10, 1-for-15 or 1-for-20 so that, depending on the ratio chosen, either 10, 15 or 20 shares of issued and outstanding common stock will convert into one share of common stock.  The price of each common share would increase by the same ratio so that a stockholder would have fewer but higher priced shares, keeping the total investment the same when the market opens on the date a split becomes effective.  A reverse stock split would not have any impact on the voting and other rights of stockholders. Rite Aid said a reverse stock split will have no impact on its business operations or any of its credit facilities.

The company plans to hold a special meeting of stockholders and complete the reverse stock split in December.  The time, date, location and other details regarding the special meeting will be communicated to stockholders at a later date via proxy material which will be filed with, and subject to the review by the Securities and Exchange Commission (SEC).  Rite Aid’s Board has preliminarily set October 28, 2008 as the record date for stockholders entitled to receive a proxy statement and vote at the special meeting.

Per NYSE rules, Rite Aid will be in compliance with the share price listing rule if at the end of the six month cure period it has at least a $1.00 share price and has maintained at least a $1.00 average closing share price over the preceding 30 consecutive trading days.

Rite Aid encourages stockholders to read the proxy statement relating to the special meeting when it becomes available because it will contain important information.  Stockholders may obtain a free copy of the proxy statement and other documents (when available) that the company files with the SEC at the SEC’s website at www.sec.gov.  When filed, the proxy statement and these other documents may also be obtained for free from the company by directing a request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Investor Relations, or at www.riteaid.com.

Rite Aid Corporation is one of the nation’s leading drugstore chains with more than 4,900 stores in 31 states and the District of Columbia.  Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http: www.riteaid.com.

This press release contains forward-looking statements, including guidance, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness; our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements; our ability to improve the operating performance of our stores in accordance with our long term strategy, our ability to realize the benefits of the Brooks Eckerd acquisition, including positive same store sales growth for Brooks Eckerd and cost savings; our ability to hire and retain pharmacists and other store personnel; the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order; competitive pricing pressures, including aggressive promotional activity from our competitors; our ability to manage expenses, including integration expenses; our ability to realize the benefits from actions to further reduce costs and investment in working capital; continued consolidation of the drugstore industry; changes in state or federal legislation or regulations; the outcome of lawsuits and governmental investigations; general economic conditions and inflation and  interest rate movements and  access to capital, including our continuing ability to complete sale and leaseback transactions.  Consequently, all of the forward-looking statements made in this press release, including our guidance, are qualified by these and other factors, risks and uncertainties.  Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

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